Exhibit 99.1

Contact:	Joel S. Marcus
Chief Executive Officer
Alexandria Real Estate Equities, Inc.
(626) 578-9693

ALEXANDRIA REAL ESTATE EQUITIES, INC.

ANNOUNCES REDEMPTION OF

9.10% SERIES B PREFERRED STOCK

PASADENA, CA. – February 6, 2007 - Alexandria Real Estate Equities, Inc. (NYSE:ARE) announced today that it will redeem all 2,300,000 of its outstanding shares of 9.10% Series B Cumulative Redeemable Preferred Stock (NYSE:ARE PrB) (CUSIP 015271307) on March 20, 2007.  The preferred stock will be redeemed at a redemption price of $25.00 per share, plus $0.4107639 per share representing accumulated and unpaid dividends to the redemption date.

The notice of redemption will be mailed to record holders of the shares of the Series B Preferred Stock on or about February 16, 2007.  Questions regarding the redemption of the Series B Preferred Stock should be directed to the redemption agent, American Stock Transfer and Trust Company at 59 Maiden Lane, Plaza Level, New York, NY 10138, Attention: Shareholder Services or by telephone at (877) 248-6417.

Alexandria Real Estate Equities, Inc. is a publicly-traded real estate investment trust focused principally on the ownership, operation, management, acquisition and selective redevelopment and development of properties for the life sciences industry. Our properties are designed and improved for lease primarily to institutional (universities and independent not-for-profit institutions), pharmaceutical, biotechnology, medical device, life science product, service, biodefense and translational research entities, as well as governmental agencies.

This press release contains forward-looking statements within the meaning of the federal securities laws. Actual results might differ materially from those projected in the forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained in the Company’s Form 10- K Annual Report and other periodic reports filed with the Securities and Exchange Commission.

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